Exhibit 99.1

ARIAD Reaches 50 Percent Patient Enrollment in Phase 3 EPIC Trial of Iclusig

Interim Analysis of Efficacy in Newly Diagnosed Patients With Chronic Myeloid Leukemia Expected in Third Quarter of 2014

CAMBRIDGE, Mass.--(BUSINESS WIRE)--September 4, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced enrollment of fifty percent of the patients planned in its randomized Phase 3 trial of Iclusig® (ponatinib) in adult patients with newly diagnosed chronic myeloid leukemia (CML). The trial, formally known as EPIC (Evaluation of Ponatinib versus Imatinib in Chronic Myeloid Leukemia), is designed to provide definitive clinical data to support regulatory approval of ponatinib in treatment-naïve CML patients.

An interim analysis of efficacy -- focused on the primary endpoint of major molecular response rate (MMR) at twelve months -- will be performed in the third quarter of 2014 based on the patients enrolled to date. Approximately 264 patients have been enrolled in the EPIC trial, and full patient enrollment of approximately 500 patients in the trial is anticipated by the end of 2013.

“The EPIC trial is a very important study in the ongoing global development of Iclusig and will inform our clinical understanding of Iclusig in patients with newly diagnosed CML,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Depending on the outcome of the interim analysis, we may be able to file for regulatory approval of Iclusig in this front-line setting approximately six months earlier than currently planned.”

Trial Design and Statistical Analysis

The EPIC trial is a randomized, two-arm, multicenter trial that compares the efficacy of ponatinib with that of imatinib in adult patients with newly diagnosed CML in the chronic phase. The trial is currently being conducted at approximately 150 investigational sites in more than 20 countries. Patients in the trial must be at least 18 years of age and diagnosed with CML within six months prior to enrollment. Approximately 500 patients are randomized 1:1 to the standard dose of ponatinib (45 mg given orally once daily) or imatinib (400 mg given orally once daily). Increasing the imatinib dose to 600 mg or 800 mg per day is permitted.

As a primary endpoint, the trial is designed to measure the MMR of patients at 12 months of treatment. This endpoint was chosen to support accelerated approval for front-line treatment in the United States. ARIAD also expects results from the EPIC trial to support regulatory approval in the European Union and Japan. All patients are evaluated for molecular response (MR) using quantitative reverse transcriptase polymerase chain reaction (qRT PCR) at a single central laboratory (Molecular MD, Portland, OR). To achieve MMR, the ratio of BCR-ABL protein transcripts to ABL transcripts in a patients’ blood must be 0.1% or less, using the International Scale in peripheral blood.

The EPIC trial is designed to have a 90% power to detect a 15% absolute improvement in 12-month MMR rate by ponatinib compared to imatinib. This was based, in part, on the results of the nilotinib (ENESTnd) and dasatinib (DASISION) Phase 3 trials. The 12-month MMR rates for the imatinib arms in these two trials were 22% and 28%, respectively. Using the more conservative estimate of the 12-month MMR rate for imatinib, the upper bound of the 95th percentile confidence interval for the higher of these two estimates is 34%. The ENESTnd trial was designed to demonstrate a 15% absolute improvement in 12-month MMR rate comparing nilotinib to imatinib. Thus, the EPIC trial is 90% powered to detect a 15% absolute improvement in 12-month MMR rate by ponatinib compared to imatinib (i.e., 49% vs. 34%).

Key secondary endpoints include: MMR at five years, MR at three months

(a reduction in the level of BCR-ABL transcripts to 10% or less), complete cytogenetic response rate at 12 months, progression-free survival and overall survival. Each patient will be followed for up to eight years from the time the last patient is randomized to either treatment arm.

For more information about the EPIC trial, patients and physicians should visit http://clinicaltrials.gov/ct2/show/NCT01650805?term=ponatinib&rank=7, call the U.S. toll-free number 855-552-7423, the EU toll-free number 800 00027423, or the international number +1 617-503-7423. Patients and doctors may e-mail inquiries to EPICtrialdesk@ariad.com.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to the more aggressive phases referred to as accelerated phase or blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. The BCR-ABL protein is expressed in both of these diseases.

About Iclusig® (ponatinib)

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, a common mutation which has been associated with resistance to other approved TKIs.

Indication, Usage and Dosing

Iclusig is indicated for the treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia (CML) that is resistant or intolerant to prior tyrosine kinase inhibitor (TKI) therapy or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL) that is resistant or intolerant to prior TKI therapy.

This indication is based upon response rate. There are no trials verifying an improvement in disease-related symptoms or increased survival with Iclusig. The recommended dose of Iclusig is a 45 mg tablet taken once-daily with or without food.

Important Safety Information

Boxed Warning

Arterial Thrombosis: Cardiovascular, cerebrovascular, and peripheral vascular thrombosis, including fatal myocardial infarction and stroke have occurred in Iclusig-treated patients. In clinical trials, serious arterial thrombosis occurred in 8% of Iclusig-treated patients. Interrupt and consider discontinuation of Iclusig in patients who develop arterial thrombotic events.

Hepatotoxicity: Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function prior to and during treatment. Interrupt and then reduce or discontinue Iclusig for hepatotoxicity.

Warnings and Precautions

Congestive Heart Failure: Twenty patients treated with Iclusig (4%) experienced serious congestive heart failure (CHF) or left ventricular dysfunction (LVD), with 4 fatalities. Thirty-three patients treated with Iclusig (7%) experienced any grade of CHF or LVD. Monitor patients for signs or symptoms consistent with CHF and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation of Iclusig in patients who develop serious CHF.

Hypertension: Eight patients treated with Iclusig (2%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including hypertensive crisis. Treatment-emergent hypertension (defined as systolic BP≥140 mm Hg or diastolic BP≥90 mm Hg on at least one occasion) occurred in 67% of patients (300/449). Monitor and manage blood pressure elevations.

Pancreatitis: Clinical pancreatitis occurred in 6% of patients (5% Grade 3) treated with Iclusig. The incidence of treatment emergent lipase elevation was 41%. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis.

Hemorrhage: Serious bleeding events occurred in 5% (22/449) of patients treated with Iclusig, including fatalities. Hemorrhagic events occurred in 24% of patients. The incidence of serious bleeding events was higher in patients with AP-CML, BP-CML, and Ph+ ALL. Most events occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage.

Fluid Retention: Serious fluid retention events occurred in 3% of patients treated with Iclusig. One instance of brain edema was fatal. Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Cardiac Arrhythmias: Symptomatic bradyarrhythmias that led to a requirement for pacemaker implantation occurred in 3 (1%) Iclusig-treated patients. Advise patients to report signs and symptoms suggestive of slow heart rate (fainting, dizziness, or chest pain). Supraventricular tachyarrhythmias occurred in 5% of Iclusig-treated patients. Atrial fibrillation was the most common supraventricular tachyarrhythmia and occurred in 20 patients. For 13 patients, the event led to hospitalization. Advise patients to report signs and symptoms of rapid heart rate (palpitations, dizziness).

Myelosuppression: Severe (Grade 3 or 4) myelosuppression occurred in 48% (215/449) of patients treated with Iclusig. The incidence of these events was greater in patients with AP-CML, BP-CML and Ph+ ALL than in patients with CP-CML. Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Tumor Lysis Syndrome: Two patients (<1%) with advanced disease (AP-CML, BP-CML, or Ph+ ALL) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7%(30/449) of patients overall; the majority had CP-CML (19 patients). Ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Compromised Wound Healing and Gastrointestinal Perforation: Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Embryo-Fetal Toxicity: Iclusig can cause fetal harm. If Iclusig is used during pregnancy, or if the patient becomes pregnant while taking Iclusig, the patient should be apprised of the potential hazard to the fetus. Advise women to avoid pregnancy while taking Iclusig.

Adverse Reactions

The most common non-hematologic adverse reactions (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia. Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements about an interim analysis of efficacy data in the EPIC trial being expected in the third quarter of 2014, full patient enrollment in the EPIC trial being anticipated by the end of 2013, the potential for us to file for regulatory approval of Iclusig in the front-line setting approximately six months earlier than currently planned, our expectation that results from the EPIC trial will also support regulatory approval in the European Union and Japan, and our plans for following patients for up to eight years from the time the last patient is randomized to either treatment arm in the EPIC trial. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, our ability to successfully launch, commercialize and generate profits from sales of Iclusig; competition from alternative therapies and acceptance of Iclusig by patients, physicians and third-party payors; our ability to obtain approval for Iclusig outside of the Unites States and Europe and in additional indications; difficulties in forecasting sales or recognizing revenues for Iclusig; our reliance on third-party manufacturers, including sole-source suppliers, and on specialty pharmacies and specialty distributors for the distribution of Iclusig; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; difficulty or delays in obtaining regulatory approvals to market products; the timing of development and potential market opportunity for our product candidates; our reliance on strategic partners, licensees and other key parties for the successful development, manufacturing and commercialization of our product candidates; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; our failure to comply with extensive regulatory requirements; the occurrence of serious adverse events in patients being treated with Iclusig or our product candidates; the ability to manage our growth effectively; product liability claims; our operations in foreign countries; future capital needs; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other factors detailed under the heading “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and any updates to those risk factors contained in our subsequent periodic and current reports filed with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
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